Exhibit 5.18

Execution Version

WAIVER AGREEMENT
January 23, 2020

Reference is made to the (i) Second Amended and Restated Certificate of Designations of Series B-1 Preferred Stock of Infrastructure and Energy Alternatives, Inc. (the “Corporation”), dated as of November 14, 2019 (the “Series B-1 COD”) and the (ii) Amended and Restated Certificate of Designations of Series B-2 Preferred Stock of the Corporation, dated as of November 14, 2019 (the “Series B-2 COD”, and together with the Series B-1 COD, the “CODs”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Series B-2 COD.

Pursuant to Section 14 of each of the CODs, (i) effective as of the Closing Date (as defined in the Series B-1 COD) for so long as Ares and its Affiliates holds at least 50% of the Series B-1 Preferred Stock issued to Ares on the Closing Date (as defined in the Series B-1 COD), Ares has the exclusive right to designate and appoint or replace the First Series B Director and (ii) effective as of September 13, 2019, for so long as Ares and its Affiliates holds at least 50% of the Series B-2 Preferred Stock issued to Ares on the Series B-2 Closing Date, Ares has the exclusive right to designate and appoint or replace the Second Series B Director.

Ares hereby agrees that, for so long as (i) the size of the Board is comprised of seven (7) or fewer individuals, (ii) at least three (3) of the directors on the Board qualify as independent pursuant to guidance from the United States Securities and Exchange Commission and the rules of the applicable stock exchange (such directors, “Independent Directors”), (iii) Ares is entitled to appoint both the First Series B Director and the Second Series B Director, (iv) each of the stockholders of the Corporation and their respective Affiliates with specific board designation rights as of the date hereof (other than Ares and its Affiliates) is entitled to appoint no more than one director to the Board and (v) no stockholder of the Corporation (other than the stockholders of the Corporation as of the date hereof or their Affiliates) is entitled to appoint any directors to the Board, Ares shall only be entitled to appoint either the First Series B Director or the Second Series B Director, but not both. If at any time, any of the conditions set forth in clauses (i) through (v) of the immediately foregoing sentence is no longer satisfied, this waiver agreement shall automatically terminate and be of no further force and effect.

Ares hereby agrees that, for so long as he serves as the Chief Executive Officer of the Company, John Paul Roehm shall be included as a member of the Board; provided that John Paul Roehm shall cease to be included as a member of the Board immediately upon his ceasing to serve as Chief Executive Officer of the Corporation (with it being understood that the Board may, in its sole discretion, elect to nominate John Paul Roehm to serve as his successor to the extent permissible under the organizational documents of the Corporation then in effect.)

Without limiting the generality of the foregoing and without limiting anything set forth in the CODs, the Corporation agrees with Ares to, if applicable, include the First Series B Director or Second Series B Director, as applicable, in the slate of nominees recommended by the Board and to use its reasonable best efforts to cause the election of such First Series B Director or Second Series B Director, as applicable, to the Board, including, without limitation, nominating the First Series B Director or Second Series B Director, as applicable, to be elected as a director of the Corporation, recommending election and soliciting proxies or consents in favor thereof, in each case subject to applicable law.

Except as specifically set forth herein, nothing contained in this waiver agreement shall be deemed to diminish or modify any rights of Ares or any obligations of the Corporation set forth in the CODs.

This waiver agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors and assigns. This waiver agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

This waiver agreement may be executed in one or more counterparts, each of which shall constitute part of the same agreement.

[signature page follows]

ARES MANAGEMENT LLC, ON BEHALF OF ITS AFFILIATED FUNDS, INVESTMENT VEHICLES AND/OR MANAGED ACCOUNTS

		By:	/s/ Chris Kerezsi
		Name:	Chris Kerezsi
		Title:	Authorized Signatory

Agreed and Accepted as of the date first written above:

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:	/s/ John P. Roehm
Name:	John P. Roehm
Title:	Chief Executive Officer

[Signature Page to Waiver Agreement]